LETTER AGREEMENT

AMG FQ Tax-Managed U.S. Equity Fund

Subadvisory Agreement

October 1, 2016

First Quadrant, L.P.

800 E. Colorado Blvd., Suite 900

Pasadena, California 91101

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Adviser”) and First Quadrant, L.P. (the “Subadvisor”), dated as of July 31, 2003, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement, the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadvisor with respect to AMG FQ Tax-Managed U.S. Equity Fund (formerly First Quadrant Tax-Managed Equity Fund), a series of AMG Funds I (formerly Managers Trust I) (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Adviser will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

First Quadrant, L.P.

By:
Name:
Title:
Date:

ACKNOWLEDGED

AMG Funds I

By:
Name:
Title:
Date:

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG FQ Tax-Managed U.S. Equity Fund

For services provided to the Fund Account, AMG Funds LLC will pay a base monthly fee at an annual rate of [ ]% of the average daily net assets of AMG FQ Tax-Managed U.S. Fund during the month. Average assets shall be determined using the average daily net assets in the Fund Account during the month. The fee shall be pro-rated for any month during which the contract is in effect for only a portion of the month.